Exhibit 99
                                                                ----------


FOR IMMEDIATE RELEASE



FOR:                                      CONTACT:
    Packaging Dynamics Corporation               Mr. Patrick T. Chambliss
    3900 West 43rd Street                        Packaging Dynamics Corporation
    Chicago, IL  60632                           (773) 843-8113


         Packaging Dynamics Corporation to Close Farmers Branch, Texas
                            Manufacturing Facility

Chicago, IL: Monday, November 14, 2005 - Packaging Dynamics Corporation (NASDAQ-PKDY)(the "Company" or "Packaging Dynamics") today announced that it will close its manufacturing plant in Farmers Branch, Texas.

The plant is part of the Company's Food Packaging segment and employs approximately 55 people. Operations at the plant will continue into the first quarter of 2006 when production will be transferred to other facilities. All customer orders will be honored and no supply interruptions are anticipated during the transition. The Company expects to incur up to $1.5 million of costs ($0.9 million after-tax) related to this initiative during the fourth quarter of 2005 and the first quarter of 2006, most of which are expected to result in future cash expenditures. These costs are expected to include approximately $0.9 million of charges related to severance and lease liability costs and approximately $0.6 million of other costs related to relocating assets and production to other facilities.

Frank V. Tannura, Chairman and Chief Executive Officer, said "The decision to close this facility was very difficult and should not be viewed as a reflection of the efforts or performance of our employees. Rather, it reflects the need to rationalize overlapping manufacturing activities in the Food Packaging segment following the acquisition of Papercon. We believe this action will better position the business for accelerated revenue and earnings growth as we enter 2006. We consider the plant closure and relocation costs to be unusual or non-recurring and thus are excluded from the updated earnings guidance we provided in conjunction with the release of our third quarter earnings."

Packaging Dynamics, headquartered in Chicago, Illinois, is a flexible packaging company that laminates and converts paper, film and foil into various value-added flexible packaging products for the food service, food processing, bakery, supermarket, deli and concession markets as well as a limited number of industrial markets. For more information, visit our website at www.pkdy.com.

The statements contained in this press release are forward-looking and are identified by the use of forward looking words and phrases, such as "estimates," "plans," "expects," "to continue," "subject to," "target" and such other similar phrases. These forward-looking statements are based on the current expectations of the company. Because forward looking statements involve risks and uncertainties, the company's plans, actions and actual results could differ materially. Among the factors that could cause plans, actions and results to differ materially from current expectations are: (i) changes in consumer demand and prices resulting in a negative impact on revenues and margins; (ii) raw material substitutions and increases in the costs of raw materials, utilities, labor and other supplies; (iii) increased competition in the company's product lines; (iv) changes in capital availability or costs; (v) workforce factors such as strikes or labor interruptions; (vi) the ability of the company and its subsidiaries to develop new products, identify and execute capital programs and efficiently integrate acquired businesses; (vii) the cost of compliance with applicable governmental regulations and changes in such regulations, including environmental regulations; (viii) the general political, economic and competitive conditions in markets and countries where the company and its subsidiaries operate, including currency fluctuations and other risks associated with operating in foreign countries; and (ix) the timing and occurrence (or non-occurrence) of transactions and events which may be subject to circumstances beyond the control of the company and its subsidiaries.